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Exhibit 99.1

Vistula Communications Services, Inc. appoints Chris Burke, former CTO of Vodafone UK, as its President and Chief Executive Officer

Boston, MA—September 8, 2004. Vistula Communications Services, Inc., an international provider of wholesale voice and Voice over Internet Protocol ("VoIP") telephony services has announced that the company has appointed Mr. Chris Burke as President and Chief Executive Officer. Until recently, Mr. Burke was the Chief Technical Officer of Vodafone UK Ltd., the UK operating company of the Vodafone Group PLC, the world's leading mobile telecommunications companies.

In making the announcement, Mr. Rupert Galliers-Pratt, Chairman of Vistula stated, "We are very pleased that an executive of Chris Burke's experience and ability has agreed to join Vistula Communications Services, Inc. as Chief Executive Officer. He brings a level of management expertise, industry knowledge and Capital Markets visibility that we believe will contribute significant value to Vistula's customers as the company rolls out its V-Cube(tm) VoIP platform in Europe and the US; and also to the company's shareholders as Vistula completes the process which will result in the company becoming a publicly traded corporation in the United States in the near future. Chris Burke's acceptance of this position represents his endorsement of Vistula's business model and of the company's prospects."

Mr. Burke, who is a Canadian citizen, was appointed Chief Technology Officer of Vodafone UK Ltd. in September 2001. Chris' original mandate in Vodafone UK was to drive the efforts of its Information Technology, Telecoms Technology and Product Development groups. While with Vodafone UK, Mr. Burke was responsible for major programs across Northern Europe and was a member of the Vodafone Global Technology Council and the Vodafone Global Supply Chain Council. Following the successful UK launch of Vodafone Live! and Vodafone Mobile Office, Chris was charged with converging the Vodafone UK Development and Operations organizations. As a result, Chris was responsible for all Vodafone technology across its entire lifecycle in the UK and other Vodafone regional and global initiatives.

In accepting the appointment, Mr. Burke stated, "I am delighted to accept the position of President and CEO of Vistula. These are very exciting times as our industry confronts, in VoIP, a truly disruptive business model. As a result, our industry is going to continue to change very rapidly for the ultimate betterment of our customers. As Vistula brings their software based VoIP solution to the corporate multinational and small and medium enterprise business client base around the world, we believe that this product, due to its world class functionality, feature richness and adaptability combined with its ability to convert a traditional multi-site legacy PBX into a VoIP enabled telephone system at a fraction of the cost of those systems offered by the major equipment manufacturers makes Vistula an exciting company to be a part of at this juncture in our industry's development."

Prior to joining Vodafone UK in September 2001, Chris Burke served as Chief Technical Officer/Chief Information officer of Energis PLC where he was responsible for all technical, product and service related technical activities including strategy and execution. Energis was one of the original SDH/ATM transport networks which pioneered the "free" internet model through its Freeserve ISP. During this time, Mr. Burke also served as Chairman of Metro-Holdings Ltd., which was a joint venture metropolitan fiber systems company between Deutsche Telekom, France Telecom and Energis.

From 1982 to 1997, Mr. Burke served in varying capacities with Northern Telecom (now Nortel) including Account Vice-President—UK Competitive Operators for Nortel. Under his stewardship this Nortel division recorded the highest customer's satisfaction index and the highest employee satisfaction index for Nortel throughout Europe. Earlier in his career at Nortel, he was a Director of Advanced Services Development and Operations for BNR/Northern Telecom Tech in the UK. While serving in this position, he designed, delivered and supported Nortel's intelligent networking products for Europe and Asia and obtained extensive experience with SSP, SCP, SMS, STP and N7 products. During this time, Mr. Burke managed an assortment of field operations teams in Turkey, China, Japan, Morocco, Germany, France, UK and the Caribbean.

Mr. Burke graduated with a Bachelor in Computer Science (with Honors) from Acadia University in Wolfville, Canada and was cited on the Deans List. Between 1991 and 1994, he served as a Guest Lecturer in the Mechanical Engineering Department at Cambridge University, Cambridge, UK.

ABOUT VISTULA: Vistula Communications Services, Inc. and its subsidiaries is a wholesale supplier of telecommunications services to Tier 1 and Tier 2 telecommunications carriers and transit network operators. The company has switching facilities in London and Los Angeles and interconnect agreements with suppliers and customers throughout the world. In the fourth quarter of this year, the company expects to commence marketing and distributing its V-Cube(tm) VoIP software platform to Tier 1 carriers, transit network operators, ISPs, large corporations and SMEs. The V-Cube(tm) is a multiple feature platform, which will enable customers to convert their existing PBX phone systems to provide VoIP capability without significant investment in new hardware.

On May 12, 2004, the company filed a registration statement on Form 10-SB with the United States Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company plans to seek a listing on one of the US equities markets in the fourth quarter of 2004.

FORWARD LOOKING STATEMENTS:

Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events and results. For a discussion of such risks and uncertainties, see "Factors Affecting Future Performance" in the Company's registration statement on Form 10-SB filed with the Securities and Exchange Commission.

Contact:	Chris Burke President and Chief Executive Officer Vistula Communications Services, Inc. Direct: 011-44-7785-502-640 E-Mail: chris.burke@vodafone.net	Richard D. Bailey Managing Director Kevin Dann & Partners, LLC Direct: 617-320-8347 E-mail:rbailey@kevindann.com

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  Exhibit 99.1